NETU078 MM-MM 09:48 Frederick County Bancorp, Inc. Reports
Results for the Q2
....nka
+ CRN ED1 FC1 IRW TNW RWB (FREDERICK COUNTY BANCORP, INC. 913906 PH) 26 19 96 91 32 01 30 31 33 99
....nk/dcreg r f bc-DC-Frederick-Q2-earns   07-10


P2

%
[STK] FCBI
[IN] FIN
[SU] ERN
TO BUSINESS EDITOR:

   Frederick County Bancorp, Inc. Reports Results for the Second Quarter 2007

      FREDERICK, Md., July 10 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended June 30, 2007, the Company recorded a net income of $335,000 and diluted earnings per share of $0.22, as compared to the net income of $513,000 and diluted earnings per share of $0.34 recorded for the second quarter of 2006. The Company earned $658,000 with diluted earnings per share of $0.43 for the first half of 2007 as compared to the $992,000 in earnings and diluted earnings per share of $0.65 for the same period in 2006. The decline in quarterly and year-to-date net income in 2007 as compared to 2006 was expected and continues to reflect expenses related to the additional operating costs for the new Walkersville and Crestwood Branch Offices which both opened in September 2006, and margin compression affecting net interest income.

      The Company also reported that, as of June 30, 2007, assets stood at $254.3 million, with deposits of $221.7 million and loans of $199.4 million, representing increases of 12.2%, 6.2% and 21.6%, respectively, over the second quarter of 2006.

SOURCE  Frederick County Bancorp, Inc.
    -0-                             07/10/2007
    /CONTACT:  William R. Talley, Jr., Executive Vice President and
Chief Financial Officer of Frederick County Bancorp, Inc., +1-240-529-1507/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.frederickcountybank.com/
    (FCBI)

CO:  Frederick County Bancorp, Inc.
ST:  Maryland
IN:  FIN
SU:  ERN